Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Steve Pavlovich

Investor Relations

(510) 743-6833

spavlovich@opnext.com

OPNEXT UPDATES STATUS FOLLOWING FLOODING IN THAILAND

Fremont, CA—December 28, 2011—Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today issued the following update regarding the status of its operations following the severe flooding in Thailand which halted operations at the Chokchai campus of Fabrinet, Opnext’s primary contract manufacturer, on October 22, 2011:

Production at Fabrinet’s Chokchai factory remains suspended and Fabrinet has stated that it is unlikely that production at Chokchai will resume. As a result, Opnext has relocated limited production capacity to its manufacturing facilities in Totsuka, Japan and Fremont, California. In addition, the Company is diverting a portion of the 10Gbps module production capacity previously at Fabrinet’s Chokchai facility to Fabrinet’s Pinehurst facility, located approximately seven miles north of Chokchai. Fabrinet has allocated surface mount technology (SMT) lines at Pinehurst to Opnext and new test systems are being constructed to replace systems lost in the flooding. The Company anticipates that Fabrinet will start production in February 2012 and ramp production as new test systems come online. Opnext is also in the process of engaging an additional contract manufacturer with the goal of dual sourcing the manufacturing of certain high volume products. Opnext expects to have restored approximately 20 percent of the lost 10Gbps module production capacity by the end of December, and anticipates continuing to increase production capacity during the quarter ending March 31, 2012, with a return to full production capacity expected sometime early in the quarter ending June 30, 2012.

Opnext expects that the loss of production capacity at Fabrinet will have significant impact on the Company’s operations and its ability to meet customer demand for its products for the remainder of its fiscal year ending March 31, 2012. The Company expects that the loss of revenue in each of the third fiscal quarter ending December 31, 2011 and the fourth fiscal quarter ending March 31, 2012 will be material. Multiple factors will affect the extent of revenue loss, including, but not limited to, Opnext’s ability to move production to other locations, existing inventory from which to meet customers’ needs, the Company’s ability to source parts from suppliers that have been impacted by the flooding or from alternative suppliers in instances where the Company has had to locate alternatives, the level of demand from customers, and Opnext’s ability to incrementally increase production at its other facilities.

In addition to the loss of revenue, Opnext has experienced some loss of equipment and inventory in connection with the flooding at Fabrinet’s facility, the full extent of which is still not known. At the time of the flooding, the Company had production equipment at the Chokchai facility, primarily consisting of 10Gbps module test sets, with an original cost of approximately $31.3 million. While it has been determined that some of the more sophisticated measurement equipment escaped damage from the flood waters, the Company is still in the process of determining the extent of equipment lost as a result of the flooding. The Company also had approximately $15.7 million of inventory with Fabrinet in Thailand, consisting of approximately $7.6 million of raw materials and $8.1 million of finished goods. Although approximately one half of the finished goods have already been determined to be in good condition, Opnext is still in the process of determining the status of the remainder of the finished goods as well as the status of the Company’s raw materials. While Fabrinet maintains insurance for the equipment and inventory located at the facility (and Opnext maintains independent insurance for a portion of the inventory) and there are additional contractual protections in favor of Opnext that Fabrinet has stated it will honor, it is not clear that the insurance will be adequate to fully cover Opnext’s losses or that Opnext will otherwise be made whole.

Forward-Looking Statements:

Statements made in this press release include forward-looking statements, including, but not limited to, statements concerning the ongoing effects of flooding on operations at Fabrinet’s facilities in Thailand, the timing of the reinstatement of production for Opnext’s products, and Opnext’s ability to recover its losses through insurance or contractual protections. Forward-looking statements are made based upon management’s good faith expectations and belief concerning future developments and their potential effect upon the Company and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: uncertainty surrounding the ongoing impact of the flooding in Thailand; the possibility that Opnext’s customers could scale back or cancel their orders in light of perceived or real production and delivery constraints; the possibility that Opnext could encounter unexpected difficulties in replacing lost production capacity, including, but not limited to, difficulties sourcing the necessary equipment; and the possibility that available insurance and contractual protections might be inadequate to fully compensate Opnext for its losses. There can be no assurance that future developments will be in accordance with management’s expectations or that the effects of future developments on the Company will be those anticipated by management. Please refer to the publicly filed documents of the Company, including the its Quarterly Reports on Forms 10-Q and its Annual Report on Form 10-K, for additional information about the risks and uncertainties related to the Company’s business that may affect the statements made in this press release.

About Opnext:

Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolios of 10Gbps and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.